Exhibit 21.1
ATTACHMENT 1: Subsidiary List
Blue Harbor Resort Sheboygan, LLC
GLGB Manager III, LLC
Great Bear Lodge of Wisconsin Dells, LLC
Great Bear Lodge of Sandusky, LLC
Great Lakes Services, LLC
Great Wolf Capital Trust I
Great Wolf Lodge Kansas SPE, LLC
Great Wolf Lodge of Chehalis, LLC
Great Wolf Lodge of Grapevine, LLC
Great Wolf Lodge of Kansas City, LLC
Great Wolf Lodge of PKI, LLC
Great Wolf Lodge of the Poconos, LLC
Great Wolf Lodge of Traverse City, LLC
Great Wolf Lodge of Williamsburg, LLC
Great Wolf Resorts, Inc
Great Wolf TC Development, LLC
Great Wolf Traverse SPE, LLC
GWL Development PKI, LLC
GWL KC Beverage, Inc.
GWR Michigan, LLC
GWR OP General Partner, LLC
GWR Operating Partnership, LLLP
Mason Family Resorts, LLC
Niagara Glenview Tent & Trailer Park Company (Nova Scotia)
Williamsburg Meadows, LLC